EXHIBIT 19.1

                           TAIG VENTURES, INC.
                     7960 Silverton Ave., Suite 210
                       San Diego, California 92126

                                                       December 18, 2000

Dear Shareholder,

     If you have been following our press releases, you know that there have been some changes at Taig, including our acquisition of Viper Networks, Inc.. In connection with these developments, we are holding a special meeting of the shareholders of Taig Ventures, Inc. at 1:00 p.m. on December 29, 2000 at 7960 Silverton Ave., Suite 210, San Diego, California 92126. All of our shareholders as of December 18, 2000 are invited to attend.

     Enclosed is a copy of the Notice of Special Meeting of Shareholders and an Information Statement which contains information about the company and the actions that we will be taking at the meeting. We are not soliciting proxies, but we encourage you to read the enclosed information and hope that you will attend the meeting.

     On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                   By Order of the Board of Directors,



                                   James Wray, President and Director

                           TAIG VENTURES, INC.
                     7960 Silverton Ave., Suite 210
                       San Diego, California 92126

                NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            DECEMBER 29, 2000
                                1:00 p.m.

     Notice is hereby given that a special meeting of the shareholders of Taig Ventures, Inc. will be held at 7960 Silverton Ave., Suite 210, San Diego, California 92126 at 1: 00 p.m. on Friday, December 29, 2000 to consider and vote upon the following proposals:

1. The approval and adoption of an amendment to our Articles of Incorporation to:

     (a) reverse split the outstanding shares of our common stock on a 1 for 12 basis; and

     (b)  change our name to Viper Networks, Inc.

2. The ratification of the appointment of HJ & Associates, LLC as our independent public accountants;

3.   The approval of our 2000 Equity Incentive Plan; and

4. Such other business as may properly come before the meeting other than the matters listed above.

     The Board of Directors has fixed the close of business on December 18, 2000 as the record date for determining the shareholders who will be entitled to notice of, and to vote, at the meeting. Shareholders are cordially invited to attend the meeting in person, but we are not asking for a proxy and you are requested not to send us a proxy.

                         By Order of the Board of Directors,



                         James Wray, President and Director

                         Dated:    December 18, 2000

                           TAIG VENTURES, INC.
                     7960 Silverton Ave., Suite 210
                       San Diego, California 92126

                          INFORMATION STATEMENT

Introduction

     We are furnishing this information statement in connection with a special meeting of the shareholders of Taig Ventures, Inc. The meeting will be held at 1:00 p.m. on December 29, 2000 at 7960 Silverton Ave., Suite 210, San Diego, California 92126.

     We are sending this information to our shareholders on or about December 18, 2000. Our board of directors has fixed the close of business on December 18, 2000 as the record date for the determination of Taig shareholders entitled to notice of and to vote at the meeting.

                WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                  ARE REQUESTED NOT TO SEND US A PROXY.

Matters to be Considered at the Meeting

1. The approval and adoption of an amendment to our Articles of Incorporation to:

     (a) reverse split the outstanding shares of our common stock on a 1 for 12 basis; and

     (b)  change our name to Viper Networsk, Inc.

2. The ratification of the appointment of HJ & Associates, LLC as our independent public accountants;

3.   The approval of our 2000 Equity Incentive Plan; and

4. Such other business as may properly come before the meeting other than the matters listed above.

Votes Required and Quorum

     Approval of the matters brought before the meeting requires the affirmative vote of the holders of a majority of the shares entitled to vote on such matters. As of December 18, 2000, there were 42,788,507 shares of our common stock outstanding and 3,000,000 shares of our Class B Preferred Stock outstanding. Holders of our common stock are entitled to one vote per share. Holders of our Series A Preferred Stock are not entitled to any votes. Accordingly, there are the equivalent of 42,788,507 votes outstanding, so the proposals will pass if holders of at least 22,000,000 such votes cast their vote in favor.

     A quorum of the shareholders is necessary to take action at the meeting. A quorum is present if shareholders holding shares which represent a majority of the outstanding votes are present at the meeting.

     Accordingly, as described above, shareholders entitled to a total of at least 22,000,000 votes will need to be present in order to hold a valid meeting.

        BOARD RECOMMENDATIONS - INSIDERS' INTENT TO VOTE IN FAVOR

     Our Board of Directors has determined that approval of the reverse split, name change and stock option plan, and ratification of the appointment of our independent public accountants are in the best interests of the Company and our shareholders. Accordingly, the board has unanimously approved the proposals and recommends that the shareholders who choose to attend the meeting vote in favor of these matters as well.

     Certain officers, directors and affiliates of the company who beneficially own an aggregate of approximately 80% of the outstanding votes have indicated that they intend to vote in favor of each of the proposals discussed herein.

                            THE REVERSE SPLIT
                            (Proposal 1 (a))

Introduction

     On November 15, 2000, our Board of Directors approved a proposal to effect a reverse split of our common stock, subject to the approval of our shareholders. The reverse split, if approved, would combine our outstanding common stock on 1 for 12 basis. In other words, once the reverse split takes place, every 12 shares of common stock that you hold will be combined into 1 share. Your percentage ownership in the company and relative voting power will remain essentially unchanged. The number of authorized shares of common stock will remain unchanged at 100,000,000 following the reverse split.

     The reverse split will not affect the number of shares of preferred stock outstanding, but the terms of our Class A Preferred Stock provide for a reduction in the conversion ratio in proportion to the reverse split ratio. Accordingly, shares of Class A Preferred Stock which are currently convertible into 1 share of common stock each, or approximately 3,750,000 shares of common stock, including accumulated interest, will be convertible into roughly 312,500 common shares following the reverse split, pending final negotiations. Each Series A Preferred Stock holder's conversion rights and proportional non-voting power will remain effectively unchanged.

Reasons for the Reverse Split

     We expect that we will have to raise additional equity capital in the near future in order to finance the development and growth of our business. We cannot promise that any offering of our securities will take place or will be successful, but we believe that reducing the number of outstanding shares will make our capital structure more attractive to potential investors and provide us with greater flexibility in structuring financings and pursuing other corporate development opportunities.

Certain Effects of the Reverse Split

     The following table illustrates the principal effects of the reverse split on our common and preferred stock based on the number of shares authorized, issued and outstanding as of December 18, 2000.

                                    PRIOR TO THE           AFTER THE
     NUMBER OF SHARES               REVERSE SPLIT        REVERSE SPLIT
     -----------------------------------------------------------------

     Authorized Common Stock         100,000,000          100,000,000
     Issued and Outstanding
     Common Stock                     42,788,507            3,565,710
     Common Stock Available
     for Issuance                     47,221,493           96,434,290
     Series A Preferred Stock
     Outstanding                       3,750,000            3,750,000
     Common Stock Issuable upon
     Conversion of Series A
     Preferred Stock                   3,750,000              312,500

     Issued and Outstanding Common
     Stock Assuming Conversion of
     all Outstanding Preferred Stock  46,538,507            4,062,500

     Shares of common stock issued pursuant to the reverse split will be fully paid and nonassessable. The relative voting and other rights of holders of the common stock will not be altered by the reverse split, and each share of common stock will continue to entitle its owner to one vote.

     As a result of the reverse split, the number of shares of common stock presently outstanding will be consolidated but the number of shares authorized for issuance will remain unchanged at 100,000,000. Accordingly, we will have the ability to issue more shares of common stock than is presently the case and without additional shareholder approval. Doing so may have a dilutive effect on the equity and voting power of our existing shareholders.

     No fractional shares will be issued in connection with the reverse split. Instead, fractional shares will be rounded up and one whole share will be issued. We expect that most shareholders will receive one additional share of common stock, but we do not anticipate that this will materially affect any shareholder's proportional interest. We do not anticipate that the reverse split will result in any material reduction in the number of holders of common stock.

     The reverse split may result in some shareholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in round lots of even multiples of 100 shares.

     The reverse split will not affect the company's stockholders' equity as reflected on our financial statements, except to change the number of issued and outstanding shares of common stock.

Certain Federal Income Tax Consequences

     Following is a summary of the material anticipated federal income tax consequences of the proposed reverse split. This summary is based upon existing law which is subject to change by legislation, administrative action and judicial decision, and is necessarily general. In addition, this summary does not address any consequence of the reverse split under any state, local or foreign tax laws. Accordingly, this summary is not intended as tax advice to any person or entity, and we advise you to consult with your own tax advisor for more detailed information relating to your individual tax circumstances.

     We understand that the reverse split will be a "recapitalization" under applicable federal tax laws and regulations. As a result of such tax treatment, no gain or loss should be recognized by the company or our shareholders as a result of the reverse split or the exchange of pre-reverse split shares for post-reverse split shares. A shareholder's aggregate tax basis in his or her post-reverse split shares should be the same as his or her aggregate tax basis in the pre-reverse split shares. In addition, the holding period of the post-reverse split shares received by such shareholder should include the period during which the pre-reverse split shares were held, provided that all such shares were held as capital assets in the hands of the shareholder at the time of the exchange.

Effective Date of the Reverse Split

     If the proposal is approved by the shareholders, the reverse split will become effective after we file an amendment to our Articles of Incorporation with the Secretary of State of Utah. We anticipate that this will take place on or about December 30, 2000. Upon filing the amendment, all of our outstanding common stock will be converted into new common stock in accordance with the reverse split ratio described above. After the reverse split is effective, certificates representing shares of pre-reverse split common stock will be deemed to represent only the right to receive the appropriate number of shares of post-reverse split common stock.

Exchange of Certificates

     You are not being asked to exchange your certificates at this time, however you are entitled to do so after the reverse split takes place if you wish by contacting our transfer agent. Otherwise, certificates representing prereverse split shares will be exchanged for certificates reflecting post-reverse split shares at the first time they are presented to the transfer agent for transfer.

Right to Abandon Reverse Split

     Although we do not anticipate doing so, we may abandon the proposed reverse split at any time prior to its effectiveness if our board of directors deems it advisable to do so. Any decision as to the appropriateness of the reverse split will be made by solely our board of directors and will depend upon numerous factors including the future trading price of our stock, the growth and development of our business and our financial condition and results of operations.

Vote Required

     We are required to obtain the affirmative vote of at least a majority of the shares that are present or represented at the meeting in order to effect the reverse split. Certain officers, directors and affiliates of the company who beneficially own an aggregate,of approximately 80% of the outstanding votes have indicated that they intend to vote their shares in favor of the reverse split.

                   NAME CHANGE TO VIPER NETWORKS, INC.
                            (Proposal 1 (b))

     On November 15, 2000, in connection with the reverse acquisition of Taig by Viper Networks, Inc., a California corporation (see "Change in Control," below, for further information), our Board of Directors approved a proposal to change our corporate name from Taig Ventures, Inc. to "Viper Networks, Inc.," subject to the approval of the shareholders.

Vote Required

     We are required to obtain the affirmative vote of at least a majority of the shares that are present or represented at the meeting in order to change our name. Certain officers, directors and affiliates of the company who own an aggregate of approximately 80% of the outstanding votes have indicated that they intend to vote their shares in favor of the proposed name change.

                       2000 EQUITY INCENTIVE PLAN
                              (Proposal 2)

Introduction

     On November 15, 2000, our board of directors adopted, subject to shareholder approval, our 2000 Equity Incentive Plan. The plan provides for the grant of "Qualified" stock options to our employees, officers, directors, consultants and independent contractors and for the grant of incentive stock options to employees that qualify for such options under
Section 422 of the Internal Revenue Code of 1986. The plan terminates on December 31, 2010. We have reserved 300,000 shares of our common stock for issuance, subject to adjustment upon occurrence of certain events affecting our capitalization.

Purpose of the Plan

     We believe that the plan will help us to attract and retain highly qualified employees, officers, directors and consultants by affording such persons an opportunity for equity participation in the company. We also believe that our shareholders benefit when we tie our executive compensation, at least in part, to maximizing shareholder value and align our management's financial interests with those of our shareholders.

Summary of the Plan

     The stock option plan is administered by the Board of Directors or, at the Board's option, a committee of the Board of Directors. The Board has, subject to specified limitations, full authority to grant options and establish the terms and conditions of vesting and exercise. The exercise price of incentive stock options granted under the plan is required to be no less than the fair market value of our common stock on the date of grant (110% in the case of a greater than 10% stockholder) or the average closing price of our common stock in its first 30 days of trading following the grant.

     The Board may grant options for terms of up to 10 years, or 5 years in the case of incentive stock options granted to greater than 10% stockholders. No optionee may be granted incentive stock options such that the fair market value of the options which first become exercisable in any one calendar year exceeds $100,000. If an optionee ceases to be employed by us or ceases to have a relationship with us, his or her options will expire one year after termination by reason of death or permanent disability, thirty days after termination for cause and three months after termination for any other reason.

     In order to exercise an option granted under the plan, the optionee must pay the full exercise price of the shares being purchased. Payment may be made either in cash or in such other form of compensation, including payment in shares of our common stock already owned by the optionee, as the board may determine in its discretion.

     Subject to the foregoing, the board has broad discretion to set the terms and conditions applicable to options granted under the plan. The Board may discontinue or suspend option grants under the plan, or amend or terminate the plan entirely, at any time. With the consent of an optionee, the Board may also make such modification of the terms and conditions of such optionee's option as the board shall deem advisable. However, the board has no authority to make any amendment or modification to the plan or any outstanding option which would (1) increase the maximum number of shares which may be purchased pursuant to options granted under the stock option plan, either in the aggregate or by an optionee, except in connection with certain antidilution adjustments; change the designation of the class of employees eligible to receive qualified options; extend the term of the stock option plan or the maximum option period thereunder; (2) decrease the minimum qualified option price or permit reductions of the price at which shares may be purchased for qualified options granted under the stock option plan, except in connection with certain antidilution ad ustments; or (3) cause qualified stock options issued under the stock option plan to fail to meet the requirements of incentive stock options under Section 422 of the Internal Revenue Code.

     Any such amendment or modification shall be effective immediately, subject to stockholder approval within 12 months before or after the effective date. No option may be granted during any suspension or after termination of the plan.

Certain Federal Tax Consequences

     Following is a summary of the material anticipated federal income tax consequences to the company and to optionees of the proposed stock option plan. This summary is based upon existing law which is subject to change by legislation, administrative action and judicial decision and is necessarily general. In addition, this summary does not address any consequence of the plan under any state, local or foreign tax laws. Accordingly, this summary is not intended as tax advice to any person or entity, and you are advised to consult with you own tax advisor for more detailed information relating to your individual tax circumstances.

Non-Qualifed Stock Options

     Holders of non-qualified stock options do not realize income as a result of a grant of the option, but normally realize compensation income upon the exercise of the option to the extent that the fair market value of the underlying shares of common stock on the date of exercise exceeds the exercise price paid. We will be required to withhold taxes on ordinary income realized by an optionee on the exercise of a non-qualified option.

     In the case of an optionee subject to the "short-swing" profit recapture provisions of Section 1 6(b) under the Securities Exchange Act of 1934, the optionee realizes income only upon the lapse of the six-month period under Section 16(b), unless the optionee elects to earlier recognize the income.

Incentive Stock Options

     Holders of incentive stock options will not be considered to have received taxable income upon either the grant of the option or its exercise, except that the difference between the fair market value of the stock on the date of exercise and the exercise price is included as income for purposes of calculating Alternative Minimum Tax.

     If no sale or other taxable disposition of the shares acquired upon exercise is made by the optionee within two years from the date of grant or within one year from the date the shares are transferred to the optionee, any gain realized upon the subsequent sale of the shares will be taxable as a capital gain. In such case, we will be entitled to no deduction for federal income tax purposes in connection with either the giant or the exercise of the option. If, however, the optionee disposes of the shares within either of the periods mentioned above, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise, or the amount realized on disposition if less over the exercise price, and we will be allowed a deduction for a corresponding amount.

Grants Under the Plan

     As of December 1, 2000, no options have been granted. Option grants to plan participants, including officers, directors and employees, are at the discretion of the Board of Directors. Accordingly, future grants to such persons are not determinable at this time.

Vote Required

     We are required to obtain the affirmative vote of at least a majority of the shares that are present or represented at the meeting in order to approve the plan. Certain officers, directors and affiliates of the company who beneficially own an aggregate of approximately 80% of the outstanding votes have indicated that they intend to vote their shares in favor of the plan

      RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                              (Proposal 3)

     HJ & Associates was our independent public accountants for the year ending December 31, 2000 and we are seeking shareholder ratification of such appointment for Company's next fiscal year. If ratified, HJ & Associates will audit our financial statements for our current fiscal year and perform such other appropriate services as we may request. We expect that a representative of HJ & Associates will be present at the meeting to respond to appropriate questions or to make a statement if he or she so desires.

Vote Required

     The ratification of HJ & Associates requires the affirmative vote of at least a majority of the shares that are present or represented at the meeting. Certain officers, directors and affiliates of the company who beneficially own an aggregate of approximately 80% of the votes have indicated that they intend to vote their shares for the ratification of HJ & Associates as our independent public accountants.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth certain information with respect to beneficial ownership of our stock as of December 1, 2000 by (1) persons known by us to be the beneficial owners of more than five percent of our issued and outstanding common or preferred stock; (2) each of our executive officers and directors; and (3) all of our officers and directors as a group.

     The information provided reflects projected ownership of common stock assuming that all outstanding shares of Series A Preferred Stock have not been converted into common stock and the proposed 1 for 12 reverse split has been effected. Accordingly, percentages are computed using a denominator of 3,700,000 shares outstanding.

NAME AND ADDRESS OF                             NUMBER          PERCENT
 BENEFICIAL OWNER                             OF SHARES *       OF CLASS

James Wray (2)                                 1,000,000         27.0%
7960 Silverton Ave., #210
San Diego, CA  92126

John Catiglione (2)                              500,000         15.5%
7960 Silverton Ave., #210
San Diego, CA  92126

Jason Sunstein (2)                               100,000          2.7%
7960 Silverton Ave., #210
San Diego, CA  92126

First Pacific Investment Management, Inc. (1)    550,000         14.9%
1666 Garnet Ave., #212
San Diego, CA  92109

Castle-Lion, Inc. (1)                            500,000         15.5%
P.O. Box 91498
San Diego, CA  92169

Six-Twenty Marketing, Inc. (1)                   350,000          9.5%
5285 Rosenda Ct., #848
San Diego, CA  92126

Shanne Kennedy (1)                               250,000          6.8%
3317 Viewmount Dr.
Port Moody, B.C.  V3H 2L8


TOTAL OF OFFICERS AND
DIRECTORS AS A GROUP                           1,600,000         43.2%

     *    Figures are approximate due to rounding

                             RECENT CHANGES

Change in Control

     On November 15, 2000, Taig Ventures, Inc., a Utah corporation ("Taig"), completed a reverse acquisition of Viper Networks, Inc., a California corporation ("Viper"), pursuant to which Taig purchased all of the outstanding shares of Viper common stock in exchange for 36,000,000 shares of Taig's common stock. As a result, Viper is now a wholly-owned subsidiary of Taig.

     Upon the closing of the transaction, the former shareholders of Viper owned approximately 80% of Taig's outstanding common stock and voting power.

              EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation of Executive Officers.

     The following table sets forth the annual salaries for our executive officers. Because of the reverse acquisition of Viper Networks, Inc. described elsewhere in this information statement, we are only including information for our current officers and are not providing information for the period prior to the reverse acquisition. In addition, because Viper Networks, Inc. was only formed in September 2000, the information presented below represents the officers' annual salaries rather than amounts actually paid to date.

     NAME AND TITLE                                              SALARY
     --------------                                              ------

     John Castiglione, Chairman and Chief Executive Officer      $60,000
     James Wray, President and Chief Technical Officer           $60,000
Compensation of Directors

     We reimburse our directors for out-of-pocket expenses for attending board meetings and we pay our outside directors $500 per meeting.

     To date, we have not granted any options or other long-term compensation to any of our executive officers or directors. However, the officers and directors of the Company are particpants in the Company's 2000 Equity Incentive Plan.

                      MINUTES OF THE EXTRAORDINARY
                     MEETING OF THE SHAREHOLDERS OF

                           TAIG VENTURES, INC.
                             (the "Company")

                 HELD AT 7960 SILVERTON AVE., SUITE 210
                       SAN DIEGO, CALIFORNIA 92126
                      ON FRIDAY, DECEMBER 29, 2000
                             (the "Meeting")

            APPOINTMENT OF CHAIRMAN, SECRETARY AND SCRUTINER

     In accordance with the Articles of the Company, James Wray was named Chairman of the Meeting and the Meeting was called to order.

     With the consent of the Meeting, the Chairman appointed Jason Sunstein as Secretary and Scrutiner of the Meeting.

     The Chairman stated that the Directors had reviewed the Notice of Extraordinary Meeting, the Information Circular and Form of Proxy prior to the Meeting and same were approved.

                                 MEETING

     The Chairman presented proof of mailing of the Notice of Extraordinary Meeting, Information Circular, Business Plan to the
Directors and Form of Proxy to the shareholders of the Company on or about December 18, 2000.

                                 QUOROM

     The Chairman advised that the number of shareholders in person and by proxy represented at the meeting were as follows:

     Shareholders present in person:    4         36,011,125

     Shareholders present in proxy:     0               -0-

     TOTAL                              4         36,011,125

     This represents approximately 84% of the 42,788,507 shares then outstanding. The Chairman then declared that a quorum was present and the Meeting properly constituted for the transaction of business.

                       ITEM 1 (a)   REVERSE SPLIT

     UPON MOTION, IT WAS RESOLVED to approve a resolution to effect a reverse split of the Company's common stock on a 1 for 12 basis, resulting in roughly 3,565,710 common shares issued and outstanding, post-split. The number of shares authorized for issuance will remain unchanged at 100,000,000.

                        ITEM 1 (b)   NAME CHANGE

     UPON MOTION, IT WAS RESOLVED to approve a resolution to change the name of the Company to Viper Networks, Inc.

                    ITEM 2   RATIFICATION OF AUDITORS

     UPON MOTION, IT WAS RESOLVED to approve a resolution to ratify the appointment of HJ & Associates, LLC as the Company's independent public accountants.

                   ITEM 3   2000 EQUITY INCENTIVE PLAN

     UPON MOTION, IT WAS RESOLVED to approve a resolution to create and implement the Company's 2000 Equity Incentive Plan with an initial issuance of 300,000 qualified stock options, pursuant to the Plan.

                         ITEM 4   OTHER BUSINESS

     UPON MOTION, IT WAS RESOLVED to present the business plan to the shareholders that has been received and considered by the directors of the Company.

                               TERMINATION

     The Chairman asked if there was any further business to be conducted. There being no further business.

     UPON MOTION, IT WAS RESOLVED that the Meeting terminate.




______________________________
James Wray, President and Director



______________________________
Jason Sunstein, Secretary and Director